AFFINITY GROUP MARKETING AGREEMENT

This Agreement made between Quotescanada.com (hereinafter called the "Quotescanada") having a principal place of business at 601 - 889 West Pender St., Vancouver, BC, V6C 3B2 and Vector Insurance Network (Ontario) Limited (hereinafter called "Vector") having a principal place of business at 4120 Yonge Street, Suite 312, Toronto, Ontario, M2P 2B8.

Whereas Vector carries on business as an insurance broker offering a wide range of Insurance and financial services from some of Canada's leading insurers and is part of the Canada wide Vector Insurance Network;

And whereas Quotescanada has among its members individuals who would be interested in purchasing Home & Auto Insurance who are presently not purchasing Home & Auto Insurance from Vector ("Customers").

Now  therefore for good and valuable consideration the parties agree as follows:

PROGRAM OFFERING - It is the intention of this Agreement for Vector to market Quotescanada Members Home & Auto Insurance and other related Insurance products and/or services as may be mutually agreed upon by the parties in the future.

RESPONSIBILITY  OF  PARTIES

(a) Vector shall be responsible for operating sales and services locations to enable Members to contact it through the telephone, internet and at its retail locations. Vector will be responsible for all expenses related to carrying out its responsibilities as set out in this paragraph.

(b) Quotescanada shall be responsible for promoting these programs to its members through the use of existing and proposed marketing initiatives including the establishment of an insurance channel or button exclusively for Quotescanada Members, e-mail announcement of special programs and other methods deemed suitable for this program. Quotescanada will be responsible for all costs related to carrying out its responsibilities as set out in this paragraph.

(c) Quotescanada and Vector will jointly design marketing materials and advertising initiatives for these programs. All marketing material will require the final written approval of both Vector and Quotescanada in order to ensure compliance with regulatory guidelines.

MARKETING FEES - Vector will pay to Quotescanada marketing fee of 1.25% of premium written and settled for both new and renewal policies in respect of Members who purchase policies from Vector. Marketing fees will be paid quarterly in respect of marketing fees earned by Quotescanada in the prior quarter. Fees paid to Quotescanada may be adjusted from time to time based on review of the program and its overall performance.

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CLIENT  OWNERSHIP - Vector agrees that it will not market any of its products to
Members except as may be contemplated by this Agreement. It is understood by both parties and an individual who purchases insurance through Vector is contacting directly with the insurer(s) and that Quotescanada does not have the authority to make decisions on behalf of an insured individual with respect to coverage or participation or change of Agent of Record without written consent of the insured.

Following the termination of this Agreement, Vector shall not make any use of any list of Members for any purpose except to fulfill its obligations in respect of policies or any renewals thereof.

AUTHORITY - Quotescanada shall have no authority to make any binding agreement or incur any obligations on behalf of Vector. Nothing herein contained shall be construed to constitute the relationship hereby created between the parties as an agency, a partnership, a joint venture or otherwise.

TERM - The term of this Agreement shall be for a period of three (3) years from the date of the Agreement. Such Agreement shall automatically renew for a subsequent (1) year period on the subsequent expiry date, unless terminated by either party upon giving three (3) months prior written notice of its intent to terminate.

TERMINATION

(a) This Agreement may be terminated by Vector in the event that it is not satisfied with the profitability of the programs contemplated by the Agreement. In that event, Vector must deliver 90 days written notice to Quotescanada o fits intention to terminate this Agreement.

(b) Quotescanada may terminate this Agreement in the event that Vector does not provide satisfactory service and competitive prices for its services and products. Quotescanada must act reasonably and shall first give written notice to Vector of the deficiencies in service and price and allow Vector 90 days to remedy the deficiencies. In the event that Vector is unable to satisfy Quotescanada, acting reasonably, this Agreement shall terminate 30 days after Quotescanada has given written notice to Vector of its failure to remedy the deficiencies.

EXCLUSIVITY - Throughout the duration of this Agreement and subsequent renewal terms, Quotescanada endorses Vector as the exclusive broker and distributor of personal insurance products as described in this Agreement.

ENTIRE AGREEMENT - This Agreement, including any attached schedules, supplements, or amendments, represents the entire agreement between Quotescanada and Vector. Vector will not be bound by any promise, agreement or understanding or representation unless it is made in this Agreement, or in a written document signed by an authorized official of Vector which is meant to amend, alter or add to this Agreement.

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GOVERNING  LAW  -  This  Agreement  shall  be  governed  by  and  interpreted in accordance  with  the  laws  of  the  Province  of  Ontario.

Executed  at  Earthramp.com  this  28th  day  of  March,  2000
              --------------        ------           --------------

/s/ Dylan  Crawshan"       /s/ Ralph  Brown
-----------------          --------------
Quotescanada.com          Vector  Insurance  Network  (Ontario)  Limited


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                                  SCHEDULE "A"
                                 MARKETING FEES
                                 --------------

Issued  First  Year  &  Renewal  Fees  are  based  on  1.25%
NOTE:
The  above  fees  are  to  be  paid  monthly  to  Earthramp.com.
Marketing fees paid for business issued is subject to review by Vector in the event that there is a change in compensation paid to Vector by the Carrier. Carriers may be substituted from time to time by Vector at the sole discretion of Vector.